Exhibit 99.8

Schedule prepared in accordance with Instruction 2 to Item 601 of Regulation S-K

There was only one executed Leakout Agreement dated January 15, 2010.  The Leakout Agreement was executed by and between the Company and Mr. Umesh Patel for 2,638,099 shares of the Company’s common stock.

The text of the Leakout Agreement is incorporated by reference from Exhibit 10.8 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 26, 2010.